SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 28, 2006

Wells Real Estate Fund I

(Exact Name of Registrant as Specified in Charter)

Georgia	0-14463	58-1565512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 28, 2006 (effective March 13, 2006), Wells Real Estate Fund I (the "Registrant"), a Georgia limited partnership, and Eye Consultants of Atlanta/Piedmont System Ambulatory Surgery Center, LLC ("Eye Consultants"), an unrelated third party, entered into the first amendment to a lease approximately 12,000 square feet at Paces Pavilion, an office building containing approximately 31,000 square feet located in Atlanta, GA (the "Agreement"). The Registrant owns 100% of Paces Pavilion, and Eye Consultants is one of six tenants at the building.

The Agreement modifies the existing lease for approximately 12,000 square feet, and extends the termination date from December 31, 2006 to August 31, 2014. Under the Agreement, following rental abatements from January 1, 2007 through August 31, 2007, annual base rent will decrease from approximately $21.38 per square foot to approximately $21.25 per square foot. Future base rent will increase annually by approximately 3% beginning January 1, 2008 until the lease expires. In addition to base rent, Eye Consultants will pay for their share of any increases in operating expenses from the calendar year 2007 and for any after-hours charges for heating or air conditioning. As a result of entering into the Agreement, Eye Consultants is entitled to a landlord-funded tenant improvement allowance of up to approximately $59,000, which can be used for refurbishment of the space or as a credit to base rent upon request. In addition, Eye Consultants has the right to extend the amended lease term for two additional periods of five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND I

(Registrant)

By: Wells CAPITAL, INC.

General Partner

By: /s/ Leo F. Wells, III

Leo F. Wells, III

President

Date: April 3, 2006